                           AGREEMENT OF SALE AND PURCHASE


         THIS AGREEMENT OF SALE AND PURCHASE (this "AGREEMENT") dated October 5, 1995, is made by and between Yellowhouse Project Co., a Delaware corporation (hereinafter called "SELLER"), and Harken Energy West Texas, Inc., a Delaware corporation (hereinafter called "BUYER");

                              W I T N E S S E T H:

         1. PROPERTY TO BE SOLD AND PURCHASED. Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests:

                 (a) All right, title and interest of Seller in and to the oil, gas and/or mineral leases described on Exhibit A hereto (and any ratifications and/or amendments to such leases, whether or not such ratifications or amendments are described on Exhibit A); and

                 (b) Without limitation of the foregoing, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Seller in and to the lands described on Exhibit A hereto or described in any of the leases described on Exhibit A (including, without limitation, interests in oil, gas and/or mineral leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interests insofar as they cover such lands); and

                 (c) All rights, titles and interests of Seller in and to, or otherwise derived from, (i) all oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders, (ii) to the extent the same create rights among the parties thereto to share in production from the contract areas covered thereby, operating and similar agreements, and (iii) all amendments or modifications of the foregoing, which relate to the properties described in subsections (a) and (b) above; and

                 (d) All rights, titles and interests of Seller in and to all presently existing and valid production sales contracts, operating agreements, rights of way, and other agreements and contracts which relate to any of the properties described in subsections (a), (b) and
         (c) above, to the extent, and only to the extent, such rights, titles and interests are attributable to the properties described in subsections (a), (b) and (c) above; and

                 (e) All rights, titles and interests of Seller in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment) located on the properties described in subsections (a), (b) and (c) above and used in connection with the exploration, development, operation or maintenance thereof.

The properties and interests specified in the foregoing subsections (a), (b) and (c) are herein sometimes collectively called the "OIL AND GAS PROPERTIES," and the properties and interests specified in the foregoing subsections (a),
(b), (c), (d) and (e) are herein sometimes collectively called the "PROPERTIES".

         2. ASSUMPTION OF INDEBTEDNESS. Buyer agrees to assume the indebtedness evidenced by those certain promissory notes (the "NOTES") dated October 5, 1995, from Seller to Internationale Nederlanden (U.S.) Capital Corporation ("ING"), New England Mutual Life Insurance Company ("NEW ENGLAND") and EnCap 1989-I Limited Partnership ("ELP") in the aggregate principal amount of $750,000 (the "ASSUMED DEBT"). The Assumed Debt will be assumed by Buyer in accordance with certain documents executed at Closing as hereinafter provided.

         3.      REPRESENTATIONS OF SELLER.  Seller represents to Buyer that:

                 (a) ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business and in good standing in the State of Texas.

                 (b) DUE AUTHORIZATION. Seller has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and the performance of its obligations hereunder.

                 (c) APPROVALS. Except for approvals ("ROUTINE GOVERNMENTAL APPROVALS") required to be obtained from governmental entities who are lessors under leases forming a part of the Oil and Gas Properties (or who administer such leases on behalf of such lessors) which are customarily obtained post-closing and which Seller has no reason to believe cannot be obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Seller is a party or by which the Oil and Gas Properties are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or to the Oil and Gas Properties.

                 (d) VALID, BINDING AND ENFORCEABLE. This Agreement constitutes (and the Conveyance will, when executed and delivered, constitute) the legal, valid and binding obligation of Seller, enforceable in accordance with their respective terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

                 (e) LITIGATION. There are no pending suits, actions, or other proceedings in which Seller is a party and has been served with process (or, to the best of Seller's knowledge, which have been threatened to be instituted against Seller) which affect the Oil and Gas Properties in any material respect (including, without limitation, any actions challenging or pertaining to Seller's title to any of the Oil and Gas Properties), or affecting the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                 (f) SPECIAL TITLE WARRANTY. Seller hereby binds itself to warrant and forever defend all and singular title to the Oil and Gas Properties unto Buyer, its successors and assigns, against every person lawfully claiming or to claim the same or any part thereof, by, through and under Seller, but not otherwise.

         4.      REPRESENTATIONS OF BUYER.  Buyer represents to Seller that:

                 (a) ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business and in good standing in the State of Texas.

                 (b) DUE AUTHORIZATION. Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and the performance of its obligations hereunder.

                 (c) APPROVALS. Except for Routine Governmental Approvals, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

                 (d) VALID, BINDING AND ENFORCEABLE. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

                 (e) NO LITIGATION. There are no pending suits, actions, or other proceedings in which Buyer is a party and has been served with process (or, to Buyer's knowledge, which have been threatened to be instituted against Buyer) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                 (f) KNOWLEDGEABLE BUYER, NO DISTRIBUTION. Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate (and in fact has evaluated) the Oil and Gas Properties for purchase, and is acquiring the Oil and Gas Properties for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933, as amended (and the rules and regulations pertaining thereto) or in violation of any other applicable securities laws, rules or regulations.

         5. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject to each of the following conditions being met:

                 (a) REPRESENTATIONS TRUE AND CORRECT. Each and every representation of Seller under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by Buyer.

                 (b) COMPLIANCE WITH COVENANTS AND AGREEMENTS. Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

                 (c) EXECUTION OF JOA. The current operator of the Oil and Gas Properties shall have executed and delivered a new operating agreement or agreements for the Oil and Gas Properties in a form satisfactory to Buyer (the "JOA").

                 (d) EXECUTION OF RELATED AGREEMENTS. The Restructuring Agreement (P&P) by and among Seller, Parker & Parsley Petroleum Company, ING, New England and ELP, and all other documents and instruments contemplated thereby, shall have been executed and delivered by the parties thereto. The Restructuring and Sale Agreement (Harken) by and among Harken Energy Corporation, Buyer, ING, New England and ELP, and all other documents and instruments contemplated thereby, shall have been executed and delivered by the parties thereto. The agreements, documents and other instruments described in this subsection (d) shall be herein called the "RELATED DOCUMENTS".

                 (e) LITIGATION. No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

If any such condition on the obligations of Buyer under this Agreement is not met as of the Closing Date and Buyer is not in breach of its obligations hereunder in the absence of Seller being in material breach of its obligations hereunder, this Agreement may, at the option of Buyer, be terminated. In the event such a termination by Buyer occurs the parties shall have no further obligations to one another hereunder (other than the obligations under Section 11 hereof, which will survive such termination).

         6. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement are subject to each of the following conditions being met:

                 (a) REPRESENTATIONS TRUE AND CORRECT. Each and every representation of Buyer under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by Seller.

                 (b) COMPLIANCE WITH COVENANTS AND AGREEMENTS. Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

                 (c) EXECUTION OF JOA. The current operator of the oil and gas properties shall have executed and delivered the JOA.

                 (d) EXECUTION OF RELATED AGREEMENTS. The Related Agreements shall have been executed and delivered by the parties thereto.

                 (e) LITIGATION. No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

If any such condition on the obligations of Seller under this Agreement is not met as of the Closing Date and Seller is not in breach of its obligations hereunder in the absence of Buyer being in material breach of its obligations hereunder, this Agreement may, at the option of Seller, be terminated, in which case the parties shall have no further obligations to one another hereunder (other than the obligations under Section 11 hereof, which will survive such termination).

         7. CLOSING. The closing (herein called the "CLOSING") of the transaction contemplated hereby shall take place in the offices of Thompson & Knight, P.C., at 1700 Pacific, Dallas, Texas, on October 5, 1995, at 11:00 a.m. local time, or at such other date and time as the Buyer and Seller may mutually agree upon (such date and time being herein called the "CLOSING DATE"). At the
Closing:

                 (a) DELIVERY OF CONVEYANCE. Seller shall execute, acknowledge and deliver to Buyer (i) the "CONVEYANCE" (as herein called), in the form attached hereto as Schedule I (and with Exhibit A hereto being attached thereto), effective as to runs of oil and deliveries of gas and for all other purposes as of 7:00 a.m., local time at the locations of the Oil and Gas Properties, respectively, on April 1, 1995 (herein called the "EFFECTIVE DATE"), and (ii) the "MINERAL DEED" (as herein called), in the form attached hereto as Schedule II, effective as of 7:00 a.m., local time, on the Effective Date.

                 (b) NON-FOREIGN STATUS AFFIDAVIT. If Buyer so requests, Seller will execute and deliver to Buyer an affidavit or other certification (as permitted by such code) that Seller is not a "foreign person" within the meaning of Section 1445 (or similar provisions) of the Internal Revenue Code of 1986, as amended (i.e., Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in such code and regulations promulgated thereunder).

                 (c) LETTERS IN LIEU. If Buyer so requests, Seller shall execute and deliver letters in lieu of transfer orders (or similar documentation), in form reasonably acceptable to both parties.

                 (d) PAYMENT. Seller will wire transfer, or will cause to be wire transferred, to Buyer cash in the amount of $200,000.

At the Closing, Seller will also deliver to Buyer all of Seller's lease files, abstracts and title opinions, division order files, production records, well files, and other similar files and records which relate to the Oil and Gas Properties, other than those which Seller cannot provide to Buyer without, in its opinion, breaching, or risking a breach of, confidentiality agreements with other parties. As soon as reasonably practicable after the Closing and, in any event, within 30 days after the Closing Date, Seller will deliver to Buyer all accounting records (but not including any general financial records or tax accounting records) of Seller which relate to the Oil and Gas Properties.

         8.      CERTAIN ACCOUNTING ADJUSTMENTS.

         (a) Appropriate adjustments shall be made between Buyer and Seller so that (i) all expenses (including, without limitation, all drilling costs, all capital expenditures and all overhead charges under applicable operating agreements) which are incurred in the operation of the Oil and Gas Properties before the Effective Date will be borne by Seller and all proceeds (net of applicable production, severance, and similar taxes) from sales of oil, gas and/or other minerals which are produced from (or attributable to) the Oil and Gas Properties before the Effective Date will be received by Seller, and (ii) all expenses (including, without limitation, all drilling costs, all capital expenditures and all overhead charges under applicable operating agreements) which are incurred in the operation of the Oil and Gas Properties after the Effective Date will be borne by Buyer and all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil, gas and/or other minerals which were produced from (or attributable to) the Oil and Gas Properties after the Effective Date will be received by Buyer. It is agreed that, in making such adjustments: (A) oil which was produced from the Oil and Gas Properties and which was, on the Effective Date, stored in tanks located on the Oil and Gas Properties and above pipeline connections shall be deemed to have been produced before the Effective Date to the extent that written records indicate such tanks were gauged on such date; otherwise oil shall be deemed to have been produced prior to the Effective Date to the extent of the latest written record of oil produced prior to the Effective Date, whether it be a prior tank reading, run ticket or other record of physical measurement; (B) ad valorem and similar taxes assessed with respect to a period which the Effective Date splits shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date); and (C) no consideration shall be given to the local, state or federal income tax liabilities of any party.

         (b) Three days prior to, and for the purposes of, the Closing, the parties shall determine, based upon billings and payments received to that point, the amount of the adjustments provided for above. If, based on the foregoing, it is determined that an amount is owed to Buyer, Seller shall tender to Buyer at Closing an amount equal to 100% of such amount less any portion thereof that has been previously tendered to ING, New England and ELP as payment on those certain promissory notes dated May 22, 1992, executed by Seller in favor of ING, New England and ELP in an aggregate principal amount equal to $12,000,000. If, based on the foregoing, it is determined that an amount is owed to Seller, Buyer shall tender to Seller at Closing an amount equal to 100% of such amount. On or before 90 days after Closing, Buyer and Seller shall review any additional information which may then be available pertaining to the adjustments provided for above, shall determine if any additional adjustments (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in such adjustments) should be made beyond those made at Closing, and shall make any such adjustments by appropriate payments from Seller to Buyer or from Buyer to Seller. Following such final adjustment, no further such adjustments shall be made pursuant to this Section.

      9. INDEMNIFICATION. Buyer shall agree (and, upon the delivery to Buyer of the documents and cash referenced in Section 7, shall be deemed to have agreed), (a) to assume, and to timely pay and perform, all duties, obligations and liabilities relating to (i) the Assumed Debt or (ii) the ownership and/or operation of the Oil and Gas Properties, whether arising before, on or after the Closing Date (including, without limitation, those arising under the contracts and agreements related to the Oil and Gas Properties), and (b) to indemnify and hold Seller, its affiliates, and its and their directors, officers, employees, attorneys and agents harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys' fees) of any kind or character arising out of or otherwise relating to (i) the Assumed Debt or (ii) the ownership and/or operation of the Oil and Gas Properties, whether arising before, on or after the Closing Date. THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS BY BUYER SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (A) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT

INCLUDING GROSS NEGLIGENCE) OF SELLER OR ANY OTHER INDEMNIFIED PARTY, OR (B) STRICT LIABILITY. Seller and Buyer agree that Buyer shall be subrogated to any and all claims, defenses, rights of setoff and other rights that Seller may have arising in connection with the ownership and/or operation of the Oil and Gas Properties on or before the Closing Date.

      10. NO COMMISSIONS OWED. Seller agrees to indemnify and hold harmless Buyer (and its affiliates, and its and their respective officers, directors, employees, attorneys, contractors and agents) from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify and hold harmless Seller (and its affiliates and its and their respective officers, directors, employees, attorneys, contractors and agents) from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

      11. NOTICES. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

      If to Buyer:             Harken West Texas, Inc.
                               5605 N. MacArthur, Suite 400
                               Irving, Texas  75038
                               Telecopier No.: (214) 753-6955
                               Attention:  Mikel D. Faulkner, Chairman

                               with a copy to:
                               Larry E. Cummings, General Counsel

      If to Seller:            Yellowhouse Project Co.
                               303 West Wall Avenue, Suite 101
                               Midland, Texas  79701
                               Attention: T.A. Leach, Vice President
                               Telecopier No.: (915) 571-5050

and shall be considered delivered on the date of receipt. Either Buyer or Seller may specify as its proper address any other post office address within the continental limits of the United

States by giving notice to the other party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address.

         12. SURVIVAL OF PROVISIONS. All representations and warranties made herein by Buyer and Seller shall be continuing and shall be true and correct on and as of the date of Closing with the same force and effect as if made at that time (and shall inure to the benefit of the respective successors and assigns of Buyer and Seller), and all of such representations and warranties shall survive the Closing and the delivery of the Conveyance. The obligations of the parties under Section 7 (to the extent the same are, by mutual agreement, not performed at Closing), and Sections 8, 9, 10, 11, 12 and 13 shall (subject to any limitations set forth therein) also survive the Closing and the delivery of the Conveyance and the Mineral Deed.

         13.     MISCELLANEOUS MATTERS.

                 (a) FURTHER ASSURANCES. After the Closing, Seller and Buyer shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively accomplish the intent and purpose of this Agreement, including (without limitation) the grant, conveyance and assignment of the Properties to Buyer.

                 (b) DECEPTIVE TRADE PRACTICES WAIVER. To the extent applicable to the transaction contemplated hereby or any portion thereof, Buyer waives the provisions of the Texas Deceptive Trade Practices Act (Sections 17.41 through 17.63, inclusive of the Texas Business and Commerce Code, other than Section 17.555 which is not waived. In connection with such waiver, Buyer hereby represents warrants to Seller that Buyer (i) is in the business of seeking or acquiring by purchase or lease, goods, or services, for commercial or business use, (ii) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby, (iii) is not in a significantly disparate bargaining position and (iv) has assets of $5,000,000 or more according to its most recent financial statement.

                 (c) PARTIES BEAR OWN EXPENSES. Each party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement.

                 (d) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter; provided that any Confidentiality Agreement executed by Buyer and Seller in connection with the transaction contemplated hereby remains in full force and effect and is not superseded or modified by this Agreement.

                 (e) AMENDMENTS, WAIVERS. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

                 (f) CHOICE OF LAW. Without regard to principles of conflicts of law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas applicable to contracts made and to be performed entirely within such state and the laws of the United States of America.

                 (g) HEADINGS, TIME OF ESSENCE, ETC. The descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

                 (h) NO ASSIGNMENT. Neither party shall have the right to assign its rights under this Agreement, without the prior written consent of the other parties first having been obtained.

                 (i) SUCCESSORS AND ASSIGNS. Subject to the limitation on assignment contained in subsection (h) above, the Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

                 (j) CONSENT OF LENDERS. By joining in the execution of this Agreement, ING, New England and ELP hereby evidence their consent to the purchase and sale contemplated hereby, as required by the terms of that certain Loan Agreement dated May 22, 1995, by and among Seller, ING, New England and ELP, as amended.

                 (k) COUNTERPART EXECUTION. This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for Buyer and Seller to sign the same counterpart.

                 (l) TO THE BEST OF KNOWLEDGE. The phrase "to the best knowledge of Seller" and other terms of similar import used in this Agreement shall mean only Seller's existing actual knowledge and are not intended to imply that Seller in fact has actual knowledge of the subject matter to which such terms apply; accordingly, except as may be otherwise noted herein, Seller has not made any independent verification of or inquiry with respect to any facts relevant to such matter.

         IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

                                        YELLOWHOUSE PROJECT CO.


                                        By: /s/   David W. Copeland
                                            ----------------------------------
                                        Name:  David W. Copeland
                                        Title:  Vice President

                                        HARKEN ENERGY WEST TEXAS, INC.


                                        By: /s/ Larry E. Cummings
                                            ----------------------------------
                                        Name: Larry E. Cummings
                                        Title: Vice President and Secretary

                                        INTERNATIONALE NEDERLANDEN (U.S.)
                                        CAPITAL CORPORATION


                                        By: /s/  Barry Borak
                                            ----------------------------------
                                        Name: Barry Borak
                                        Title: Vice President

                                        NEW ENGLAND MUTUAL LIFE
                                        INSURANCE COMPANY


                                        By: /s/ Michael T. Zonghetti
                                            ----------------------------------
                                        Name: Michael T. Zonghetti
                                        Title: Investment Officer

                                        ENCAP 1989-I LIMITED PARTNERSHIP


                                        By: /s/ Robert L. Zorich
                                            ----------------------------------
                                        Name: Robert L. Zorich
                                        Title: Managing Director